Exhibit 99.2

George P. Bauer

206 Dudley Road

Wilton, CT 06897

February 22, 2011

Kingstown Capital Partners, LLC

11 East 44th Street, 7th Floor

New York, NY 10017

To Whom It May Concern:

This letter serves as an agreement and trade confirmation for the sale by the undersigned of shares of CPEX Pharmaceuticals, Inc. (the “Company”) common stock, par value $0.01 per share (the “Shares”) to Kingstown Capital Partners, LLC and its affiliates (to be allocated among them as determined by Kingstown Capital Partners, LLC in its sole and absolute discretion) (the “Buyer”), as follows:

Trade Date	Settlement Date	Security	Quantity	Price / Share	Total Price
2/17/2011	2/22/2011	CPEX	159,156	$27.00	$4,297,212.00

The undersigned hereby represents to the Buyer that the undersigned is the record and sole beneficial owners of the Shares free and clear of all encumbrances and has so owned the Shares at all times since (and including) February 1, 2011 and that the undersigned are entitled to vote the Shares at the special meeting of stockholders of the Company (the “Special Meeting”) currently scheduled to take place on March 24, 2011.

As a condition and material inducement to the purchase of the Shares by the Buyer, undersigned hereby agrees that he shall: (i) timely vote the Shares (or consent in any action by written consent of stockholders in lieu of a meeting) in connection with the Special Meeting and otherwise in the manner directed by the Buyer (as determined by the Buyer in its sole and absolute discretion); (ii) promptly provide to the Buyer copies of any written materials provided to the undersigned by or on behalf of the Company as a stockholder of the Company (including any materials relating to the Special Meeting) and (iii) provide the Buyer with reasonably satisfactory evidence that the Shares were voted (or consented) as provided in clause (i) above, as soon as is reasonably practicable.  The covenants contained in this paragraph are conditioned upon the payment by Buyer to the undersigned of the purchase price for the Shares as described above.

The undersigned agrees to reasonably cooperate in connection with any filings requested under the federal securities laws in respect of the foregoing.

Best regards,

/s/ George P. Bauer
George P. Bauer

ACCEPTED AND AGREED:

KINGSTOWN CAPITAL PARTNERS, LLC

By:	/s/ Michael Blitzer
Michael Blitzer
Managing Member